EXHIBIT 99.10

Department of
Finance

Economic and Fiscal Update

First Quarter Projections
2015-2016

Economic and Fiscal Update
First Quarter Projections
2015-2016

Published by: Department of
Finance Government of New
Brunswick P.O. Box 6000
Fredericton, New Brunswick
E3B 5H1
Canada

Internet: www.gnb.ca/finance

August 2015

Translation:
Translation Bureau, Government Services

ISBN 978-1-4605-0504-5

Think Recycling!

● The International Monetary Fund (IMF) is forecasting global economic growth of 3.3 per cent in 2015. This is a downgrade from its forecast in the fall edition of its World Economic Outlook.

●           U.S. real GDP increased at an annual rate of 2.3 per cent in the second quarter of 2015, which represents   an   improvement   over   first   quarter activity. The slow start to the year, however, will result in weaker-than-expected growth for 2015.

●           The Bank of Canada estimates that real GDP declined during the first half of 2015. Much of the weakness is related to the decline in oil prices, resulting   in   slower   growth   in   investment   and exports.

●           The Department of Finance now projects real GDP growth for New Brunswick of 1.5 per cent for 2015 - a downgrade from the 1.8 per cent projection at budget. This is consistent with the consensus among private  sector forecasters, which  has trended  downwards  and  currently  sits  at  1.4  per cent.

●           Midway through 2015, employment is down by 0.9 per cent over the year prior. Weakness was concentrated in the goods sector (-7.2%), largely as a result of a slowdown in the construction sector.

●           Average  weekly  earnings  are  up  3.4  per cent, on a year-to-date basis - above the national growth  rate  of  2.4  per  cent.  However,  combined with the decline in employment, household income growth is expected to moderate.

●           After a slow start to the year, exports are up 2.2 per cent on a year-to-date basis. The largest gains    were    observed    in    energy    products (+$286.8 million), consumer goods (+$52.1 million) and    metal    ores    and    non-metallic    minerals (+$43.7 million).

●           Manufacturing  sales  are  down  by  5.3  per cent  compared  to  prior  year  levels.  Significant growth in durable goods industries (+10.1%) has not been sufficient to offset a decline in the larger non-durable goods industries (-7.8%) grouping. Wood products manufacturing remains a bright spot, posting growth of 4.8%.

●   Consumer spending continues to show modest improvement, with retail trade up 1.0 per cent on a year-to-date basis. Gasoline station sales (-15.5%) have been impacted by lower prices for crude-based products. Excluding gasoline station sales, retail trade is up 4.7 per cent.

2015-2016 Fiscal Update

Based on first quarter information, there is a projected deficit of $470.6 million for 2015-2016. This is an improvement of $6.2 million compared to the budget deficit of $476.8 million.

Net debt is projected to increase $583.9 million to $12,602.2 million, a decrease of $1.6 million from the budget estimate of $12,603.8 million.

Revenue:

Revenue is $4.2 million higher than budget. The major variances include:

•	Miscellaneous Revenue is up $11.2 million mainly due to increased revenue from the Regional Health Authorities.

•	Provincial Real Property Tax is up $10.0 million due to base improvements in the previous year.

•	Return on Investment is down $12.6 million primarily as a result of lower projected net income for NB Power. This is mainly due to unanticipated outages at the Point Lepreau Nuclear Power Station.

•	Personal Income Tax is lower by $5.0 million attributable to weaker-than-anticipated employment growth.

Expense:

Total expenses are projected to be $2.0 million lower than budget.

The major variances include the following:

•	Opportunities New Brunswick ($5.7 million under): Mainly due to lower than anticipated financial assistance to companies.

•
Public Safety ($5.3 million over): Due to higher than budgeted expenses under the Disaster Financial Assistance program associated with storm and flood events that occurred in 2014. These expenses are partially offset by increased recoveries from the federal government.

•	Tourism, Heritage and Culture ($2.4 million over): Due to costs associated with the completion of an archaeological impact assessment for the proposed Sisson Mine project.

PROVINCE OF NEW BRUNSWICK
FISCAL UPDATE
Thousands
$

		2015-2016	Variance
	2015-2016	1st Quarter	from
	Budget	Projection	Budget

Revenue
Ordinary Account	7,984,551	7,991,662	7,111
Capital Account	10,705	8,424	(2,281)
Special Purpose Account	61,342	61,104	(238)
Special Operating Agencies	57,634	57,251	(383)
Sinking Fund Earnings	193,700	193,700	0
Total Revenue	8,307,932	8,312,141	4,209

Expense
Ordinary Account	8,007,021	8,005,301	(1,720)
Capital Account	82,903	85,067	2,164
Special Purpose Account	74,228	74,205	(23)
Special Operating Agencies	53,372	52,512	(860)
Amortization of Tangible Capital Assets	417,238	415,652	(1,586)
Total Expense	8,634,762	8,632,737	(2,025)

Contingency Reserve	(150,000)	(150,000)	0

Surplus (Deficit)	(476,830)	(470,596)	6,234

CHANGE IN NET DEBT
Thousands
$

		2015-2016	Variance
	2015-2016	1st Quarter	from
	Budget	Projection	Budget

Net Debt - Beginning of Year	(12,018,306)	(12,018,306)	0

Changes in Year

Surplus (Deficit)	(476,830)	(470,596)	6,234

Investments in Tangible Capital Assets	(525,898)	(528,911)	(3,013)

Amortization of Tangible Capital Assets	417,238	415,652	(1,586)

(Increase) Decrease in Net Debt	(585,490)	(583,855)	1,635

Net Debt - End of Year	(12,603,796)	(12,602,161)	1,635

APPENDIX A

ORDINARY ACCOUNT REVENUE BY SOURCE
Thousands
$

		2015-2016	Variance
	2015-2016	1st Quarter	from
	Budget	Projection	Budget
Taxes
Personal Income Tax	1,587,000	1,582,000	(5,000)
Corporate Income Tax	258,000	258,000	0
Provincial Real Property Tax	488,100	498,100	10,000
Harmonized Sales Tax	1,184,200	1,184,200	0
Gasoline and Motive Fuels Tax	268,200	270,200	2,000
Tobacco Tax	135,800	135,800	0
Pari-Mutuel Tax	600	600	0
Insurance Premium Tax	53,546	53,546	0
Real Property Transfer Tax	12,000	12,000	0
Financial Corporation Capital Tax	27,000	27,000	0
Penalties and Interest	13,000	13,000	0
Subtotal - Taxes	4,027,446	4,034,446	7,000

Return on Investment	295,765	283,160	(12,605)
Licences and Permits	148,333	148,019	(314)
Sale of Goods and Services	325,187	324,221	(966)
Lottery and Gaming Revenues	140,300	139,900	(400)
Royalties	107,230	107,230	0
Fines and Penalties	8,165	8,165	0
Miscellaneous	61,189	72,407	11,218

Total - Own Source Revenue	5,113,615	5,117,548	3,933

Unconditional Grants – Canada
Fiscal Equalization Payments	1,668,900	1,668,900	0
Canada Health Transfer	717,800	717,800	0
Canada Social Transfer	273,400	273,400	0
Other	1,866	1,866	0
Subtotal - Unconditional Grants – Canada	2,661,966	2,661,966	0

Conditional Grants – Canada	219,252	222,143	2,891

Total - Grants from Canada	2,881,218	2,884,109	2,891

Subtotal	7,994,833	8,001,657	6,824

Inter-account Transactions	(10,282)	(9,995)	287

Ordinary Account Revenue	7,984,551	7,991,662	7,111

APPENDIX B

ORDINARY ACCOUNT EXPENSE
Thousands
$

		2015-2016	Variance
	2015-2016	1st Quarter	from
	Budget	Projection	Budget	%
DEPARTMENT
Agriculture, Aquaculture and Fisheries	37,495	37,495	0	0.0%
Education and Early Childhood Development	1,118,623	1,118,623	0	0.0%
Energy and Mines	8,617	8,617	0	0.0%
Environment and Local Government	139,381	139,381	0	0.0%
Executive Council Office	19,148	19,038	(110)	-0.6%
Finance	17,282	17,182	(100)	-0.6%
General Government	554,951	553,619	(1,332)	-0.2%
Government Services	53,657	53,657	0	0.0%
Health	2,596,039	2,596,039	0	0.0%
Human Resources	3,421	3,421	0	0.0%
Justice	42,491	42,491	0	0.0%
Legislative Assembly	21,721	21,721	0	0.0%
Natural Resources	93,267	93,267	0	0.0%
Office of the Attorney General	17,975	17,975	0	0.0%
Office of the Premier	1,616	1,616	0	0.0%
Opportunities New Brunswick	50,883	45,215	(5,668)	-11.1%
Other Agencies	259,387	258,446	(941)	-0.4%
Post-Secondary Education, Training and Labour	613,793	613,793	0	0.0%
Public Safety	166,262	171,563	5,301	3.2%
Regional Development Corporation	65,012	65,012	0	0.0%
Service of the Public Debt	685,000	685,000	0	0.0%
Social Development	1,113,693	1,115,218	1,525	0.1%
Tourism, Heritage and Culture	52,382	54,802	2,420	4.6%
Transportation and Infrastructure	296,942	296,942	0	0.0%

Subtotal	8,029,038	8,030,133	1,095	0.0%

Investment in Tangible Capital Assets	(11,735)	(14,837)	(3,102)	26.4%
Inter-account Transactions	(10,282)	(9,995)	287	-2.8%

Ordinary Account Expense	8,007,021	8,005,301	(1,720)	0.0%

APPENDIX C
CAPITAL EXPENDITURES

Thousands
$

		2015-2016	Variance
	2015-2016	1st Quarter	from
	Budget	Projection	Budget
Regular Capital Investments
Agriculture, Aquaculture and Fisheries	900	500	(400)
Education and Early Childhood Development	77,111	76,129	(982)
Environment and Local Government	1,000	1,000	0
Health	58,900	57,021	(1,879)
Legislative Assembly	735	735	0
Natural Resources	1,510	1,510	0
Post-Secondary Education, Training and Labour	5,600	5,820	220
Regional Development Corporation	5,668	5,668	0
Tourism, Heritage and Culture	1,437	1,437	0
Transportation and Infrastructure	329,578	324,617	(4,961)
Regular Capital Investments	482,439	474,437	(8,002)

Strategic Infrastructure Initiative
Education and Early Childhood Development	16,250	16,891	641
Health	1,300	1,300	0
Regional Development Corporation	3,500	3,500	0
Tourism, Heritage and Culture	1,127	563	(564)
Transportation and Infrastructure	70,610	70,610	0
Energy Retrofit and Renewable Energy	11,840	11,840	0
New Strategic Projects	10,000	10,000	0
Strategic Infrastructure Initiative	114,627	114,704	77

Total - Capital Expenditures	597,066	589,141	(7,925)

Investments in Tangible Capital Assets	(514,163)	(504,074)	10,089

Capital Account Expense	82,903	85,067	2,164